QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(5)(i)

FOR IMMEDIATE RELEASE	For further information, call Timothy R. Horne Senior Vice President-Finance and Chief Financial Officer
Dover, Delaware, December 19, 2005	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. COMMENCES
TENDER OFFER TO PURCHASE UP TO 10% OF ITS COMMON STOCK
AND CLASS A COMMON STOCK AT $14.50 PER SHARE

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today commenced its previously announced tender offer to purchase up to 1,063,937 shares of its common stock and up to 1,325,468 shares of its Class A common stock at a fixed price of $14.50 per share.

The number of shares proposed to be purchased in the tender offer represents approximately 10% of the Company's shares outstanding. Based on the closing price of the Company's common stock of $12.20 per share on the New York Stock Exchange on December 14, 2005, the last trading day before the tender offer was announced, the offer represents a premium of 18.9%.

The offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Thursday, January 19, 2006, unless extended. The Company expects to pay for tendered shares with available cash on hand and amounts borrowed under the Company's unsecured revolving credit facility, as recently amended.

The Company's Board of Directors has authorized this tender offer as a prudent use of financial resources given the Company's business, assets and current stock price, and an efficient means to provide value to stockholders. The offer represents an opportunity for the Company to return cash to stockholders who elect to tender their shares while at the same time increasing non-tendering stockholders' proportional interest in the Company.

Neither the Company nor its Board of Directors, dealer manager, depositary or information agent is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender, if any.

The Dealer Manager for the tender offer is Raymond James & Associates, Inc. Mellon Investor Services LLC is the Information Agent and Depositary.

This release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots—a 91,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center—featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway—a harness racing track with pari-mutuel wagering on live and simulcast horse races.

This press release is for informational purpose only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company's Common Stock or Class A Common Stock. The solicitation of offers to buy Dover Downs Gaming & Entertainment's Common Stock and Class A Common Stock will only be made pursuant to the Offer to Purchase and related materials that the Company is sending to its stockholders. Stockholders should read those materials carefully because they will contain important information, including the various terms and conditions of the offer. Stockholders will be able to obtain copies of the Offer to Purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the Commission's internet address at http://www.sec.gov without charge. Stockholders will also be able to obtain copies of the Offer to Purchase and related materials, as filed with the Commission (excluding exhibits), without charge from the Company or by written or oral request directed to the Information Agent, Mellon Investor Services LLC, 480 Washington Boulevard, 27th Floor, Jersey City, NJ 07310, telephone number 1-888-689-2681.

QuickLinks

DOVER DOWNS GAMING & ENTERTAINMENT, INC. COMMENCES TENDER OFFER TO PURCHASE UP TO 10% OF ITS COMMON STOCK AND CLASS A COMMON STOCK AT $14.50 PER SHARE